Exhibit 99

News Release

C-03037

TI Reports 2Q03 Financial Results

•	TI Revenue Increases 7% Sequentially, 8% from Year Ago

•	EPS of $0.07

•	Semiconductor Revenue Increases 3% Sequentially, 9% from Year Ago

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

Note: All results are reported in accordance with U.S. GAAP.

DALLAS (July 21, 2003)—Texas Instruments Incorporated (NYSE: TXN) today reported that second-quarter revenue of $2339 million increased 7 percent sequentially due to seasonal growth in Educational & Productivity Solutions (E&PS) as well as growth in Semiconductor. Revenue grew 8 percent compared with the year-ago quarter due to growth in Semiconductor.

Semiconductor revenue increased 3 percent sequentially as growth from a broad range of semiconductor products offset a sequential decline in wireless. Compared with the year-ago quarter, Semiconductor revenue increased 9 percent due to growth in demand across most product lines.

Revenue from the wireless market was down 5 percent sequentially and was up 16 percent from the year-ago quarter. Despite the sequential decline, wireless revenue was higher than the company expected in its June 10 financial update due to strong customer demand during the last few days of the quarter. Broadband revenue grew 44 percent on a sequential basis and 84 percent compared with the year-ago quarter. Analog revenue grew 5 percent sequentially and 4 percent compared with the year-ago quarter. DSP revenue was about even sequentially and grew 21 percent compared with the year-ago quarter.

Sensors & Controls revenue increased 3 percent sequentially and 4 percent compared with the year-ago quarter. In a seasonally strong quarter, E&PS revenue increased 104 percent sequentially and 4 percent compared with the year-ago period.

In the second quarter, the company incurred $49 million in restructuring charges. Of that total, $43 million is included in cost of revenue, and $6 million is in selling, general and administrative (SG&A) expense. TI expects an additional $100 million in restructuring charges by the end of 2004. These charges are related to job reductions and will be distributed over the quarters in which jobs are eliminated. When completed, the restructuring actions are expected to result in about $105 million of annual savings, of which $65 million will be in Semiconductor and $40 million will be in Sensors & Controls.

Gross profit of $877 million increased 2 percent sequentially and 3 percent compared with the year-ago quarter. Gross profit margin was 37.5 percent of revenue, a decrease of 1.8 percentage points sequentially and 2.1 percentage points compared with the year-ago quarter primarily due to restructuring charges.

Research and development (R&D) expense of $424 million was up 4 percent sequentially and 5 percent compared with the year-ago quarter due to increased product development activity within Semiconductor, especially for wireless products.

SG&A expense of $328 million increased 9 percent sequentially and 10 percent compared with the year-ago period primarily due to higher G&A expenses, including lease termination and restructuring expenses. Seasonally higher E&PS marketing expenses also contributed to the sequential growth in SG&A.

Operating profit of $125 million, or 5.3 percent of revenue, decreased $28 million sequentially and $30 million compared with the year-ago quarter due to restructuring charges.

Other income (expense) net (OI&E) of $36 million includes interest income, investment gains (losses) and other items. OI&E increased sequentially and compared with the year-ago quarter due to lower net investment losses as well as a $10 million charge in the first quarter associated with the redemption of convertible notes originally issued by Burr-Brown Corporation, which was acquired by TI. Interest expense of $10 million declined on a sequential basis and compared with the year-ago quarter due to the company’s lower debt level.

Net income in the quarter was $121 million, or $0.07 per share. The effective tax rate for the quarter was 20 percent, lower than previously expected due to a revision in the company’s expected tax rate for the year and the resulting cumulative catch-up tax benefit of $3 million.

TI orders of $2311 million and Semiconductor orders of $1901 million in the second quarter were about even sequentially and compared with the year-ago period. The Semiconductor book-to-bill ratio was 0.99 for the second quarter, compared with 1.03 in the prior quarter.

“TI’s revenue growth in the second quarter demonstrates the benefit of diversity in our products and markets as sequential growth across almost all of our major product lines more than offset a decline in wireless. We believe TI continues to gain share in critical markets, including broadband communications, digital signal processing and analog,” said Tom Engibous, TI chairman, president and CEO.

“Important product milestones were reached during the quarter, including demonstration of the world’s first 1-gigahertz DSP and the first product made using our new high-performance analog manufacturing process that provides best-in-class performance and integration benefits for precision data converters and amplifiers,” Engibous said. “We also announced our entry into the CDMA wireless market with standard chipsets that we’ll be sampling this quarter. Toward the end of the quarter, we announced selection of the site for our next 300-millimeter wafer fab, further establishing TI’s position as one of the world’s very few semiconductor companies with the manufacturing technology and financial strength to compete successfully over the long term.”

Total cash (cash and cash equivalents plus short-term investments and long-term cash investments) of $4183 million increased by $38 million compared with the end of the prior quarter and increased by $709 million from the end of the year-ago quarter. Cash flow from operations increased to $378 million compared with $196 million in the prior quarter due to working capital, and decreased slightly compared with $387 million in the year-ago quarter. Capital expenditures were $162 million in the second quarter, up from $132 million in the first quarter and down from $177 million in the year-ago quarter.

Accounts receivable increased sequentially by $75 million due to seasonally higher sales of E&PS products. Accounts receivable were about even with the year-ago quarter. Days sales outstanding were 55 days at the end of the second quarter compared with 56 days in the prior quarter and 60 days in the year-ago quarter.

Inventory increased by $118 million sequentially primarily to support reduced product lead times. In addition, delays by certain wireless customers of product shipments from second quarter into third quarter and a normal seasonal increase in E&PS contributed to higher inventory. Compared with the year-ago quarter, inventory increased $180 million primarily due to the higher revenue level and to support reduced product leadtimes. Days of inventory increased to 62 days at the end of the second quarter compared with 60 days at the end of the prior quarter and 56 days at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on September 9 by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the third quarter of 2003, TI expects total revenue to be in the range of $2290 million to $2490 million. Inside that total, Semiconductor revenue is expected to be in the range of $1890 million to $2050 million; Sensors & Controls revenue is expected to be in the range of $230 million to $250 million; and E&PS revenue is expected to be in the range of $170 million to $190 million.

TI expects earnings per share to be in the range of $0.19 to $0.23, including a $0.13 per share contribution from the company’s previously announced sale of 24.7 million shares of Micron Technology, Inc. common stock. Restructuring charges in the third quarter are expected to be about $45 million.

For 2003, TI continues to expect: R&D to be about $1.7 billion; capital expenditures to be about $800 million; and depreciation to be about $1.4 billion. The effective tax rate for the year is expected to be about 22 percent, exclusive of the tax impact of the Micron stock transaction, compared with the company’s previous estimate of 24 percent.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	June 30 2003	Mar. 31 2003	June 30 2002
Net revenue	$2339	$2192	$2162
Operating costs and expenses:
Cost of revenue	1462	1330	1306
Gross profit	877	862	856
Gross profit % of revenue	37.5%	39.3%	39.6%
Research and development (R&D)	424	408	404
R&D % of revenue	18.1%	18.6%	18.7%
Selling, general and administrative (SG&A)	328	301	297
SG&A % of revenue	14.0%	13.7%	13.7%

Total	2214	2039	2007

Profit from operations	125	153	155
Operating income % of revenue	5.3%	7.0%	7.2%
Other income (expense) net	36	14	(24)
Interest on loans	10	13	14

Income before income taxes	151	154	117
Provision for income taxes	30	37	22

Net income*	$121	$117	$95

Diluted earnings per common share**	$.07	$.07	$.05

Basic earnings per common share	$.07	$.07	$.05

Cash dividends declared per share of common stock	$.021	$.021	$.021

* Income for the second quarter of 2003 includes, in millions of dollars, a charge of $49, of which $26 is for the initial phase of restructuring associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites and $23 is for the initial phase of restructuring to achieve manufacturing efficiencies in the Semiconductor business. The $49 restructuring charge is primarily for severance cost. Of the $49, $43 is included in cost of revenue and $6 is in selling, general and administrative expense. Income for the first quarter of 2003 includes, in millions of dollars, a charge of $10 in other income (expense) net from the redemption of $250 million in convertible notes. Income for the second quarter of 2002 includes, in millions of dollars, net gains of $16, of which $20 is the reversal of a warranty reserve taken against the gain on the sale of the software business unit in 1997 because the warranty period had expired. Of the $16 net gains, $20 is included in other income, $5 is in selling, general and administrative expense, $2 is a reduction in cost of revenue and $1 is in research and development expense.

Income includes, in millions of dollars, acquisition-related amortization of $25, $28 and $29 for the second and first quarters of 2003 and the second quarter of 2002.

** Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (1762.6 million shares, 1753.4 million shares and 1774.4 million shares for the second and first quarters of 2003 and the second quarter of 2002).

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	June 30 2003	Mar. 31 2003	Dec. 31 2002
Assets
Current assets:
Cash and cash equivalents	$1019	$1089	$949
Short-term investments	2075	1847	2063
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $63 million at June 30, 2003, $62 million at March 31, 2003, and $60 million at December 31, 2002	1440	1365	1217
Inventories:
Raw materials	113	107	121
Work in process	590	546	478
Finished goods	297	229	191

Inventories	1000	882	790

Deferred income taxes	586	560	545
Prepaid expenses and other current assets	327	379	562

Total current assets	6447	6122	6126

Property, plant and equipment at cost	9362	9438	9516
Less accumulated depreciation	(4986)	(4862)	(4722)

Property, plant and equipment (net)	4376	4576	4794

Long-term cash investments	1089	1209	1130
Equity investments	924	717	808
Goodwill	639	638	638
Acquisition-related intangibles	159	171	185
Deferred income taxes	529	622	618
Other assets	471	340	380

Total assets	$14634	$14395	$14679

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$68	$168	$422
Accounts payable and accrued expenses	1295	1170	1204
Income taxes payable	264	329	293
Accrued retirement and profit sharing contributions	14	11	15

Total current liabilities	1641	1678	1934

Long-term debt	809	832	833
Accrued retirement costs	813	783	777
Deferred income taxes	87	98	129
Deferred credits and other liabilities	342	275	272

Stockholders’ equity:
Preferred stock, $25 par value. Authorized—10,000,000 shares. Participating cumulative preferred. None issued	—	—	—
Common stock, $1 par value. Authorized—2,400,000,000 shares. Shares issued: June 30, 2003—1,740,470,215; March 31, 2003—1,740,467,816; December 31, 2002—1,740,364,197	1740	1740	1740
Paid-in capital	966	1011	1042
Retained earnings	8648	8564	8484
Less treasury common stock at cost:
Shares: June 30, 2003—9,218,747; March 31, 2003—11,185,274; December 31, 2002—9,775,781	(185)	(228)	(229)
Accumulated other comprehensive income (loss)	(207)	(328)	(262)
Deferred compensation	(20)	(30)	(41)

Total stockholders’ equity	10942	10729	10734

Total liabilities and stockholders’ equity	$14634	$14395	$14679

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	June 30 2003	Mar. 31 2003	June 30 2002
Cash flows from operating activities:
Net income	$121	$117	$95
Depreciation	356	346	390
Amortization of acquisition-related costs	25	28	29
Write-downs of equity investments	11	12	96
Deferred income taxes	(7)	(13)	(9)
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(50)	(160)	(264)
Inventories	(118)	(92)	(52)
Prepaid expenses and other current assets	50	(70)	67
Accounts payable and accrued expenses	112	(35)	51
Income taxes payable	(64)	38	(73)
Accrued retirement and profit sharing contributions	4	(9)	114
Increase (decrease) in noncurrent accrued retirement costs	(1)	4	(103)
Other	(61)	30	46

Net cash provided by operating activities	378	196	387

Cash flows from investing activities:
Additions to property, plant and equipment	(162)	(132)	(177)
Purchases of short-term investments	(192)	(493)	(391)
Sales and maturities of short-term investments	673	1131	910
Purchases of long-term cash investments	(883)	(560)	(394)
Sales of long-term cash investments	287	67	25
Purchases of equity investments	(1)	(10)	(8)
Sales of equity investments	14	—	—
Acquisition of businesses, net of cash acquired	—	—	(69)

Net cash provided by (used in) investing activities	(264)	3	(104)

Cash flows from financing activities:
Payments on loans payable	—	(5)	—
Payments on long-term debt	(129)	(256)	(19)
Dividends paid on common stock	(37)	(37)	(37)
Sales and other common stock transactions	47	16	68
Common stock repurchase program	(61)	(48)	(126)
Decrease in current assets for restricted cash	—	261	—

Net cash used in financing activities	(180)	(69)	(114)
Effect of exchange rate changes on cash	(4)	10	5

Net increase (decrease) in cash and cash equivalents	(70)	140	174
Cash and cash equivalents at beginning of period	1089	949	313

Cash and cash equivalents at end of period	$1019	$1089	$487

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	June 30 2003	Mar. 31 2003	June 30 2002
Semiconductor
Trade	$1922	$1863	$1761
Intersegment	5	4	3

	1927	1867	1764

Sensors & Controls
Trade	260	252	250
Intersegment	1	1	2

	261	253	252

Educational & Productivity Solutions
Trade	156	77	150

Corporate activities	(5)	(5)	(4)

Total net revenue	$2339	$2192	$2162

Business Segment Profit

(In millions of dollars)

	For Three Months Ended
	June 30 2003	Mar. 31 2003	June 30 2002

Semiconductor	$126	$147	$132
Sensors & Controls	68	61	56
Educational & Productivity Solutions	58	15	49
Corporate activities	(53)	(42)	(49)
Charges/gains and acquisition-related amortization, net of applicable profit sharing	(74)	(38)	(13)
Interest on loans/other income (expense) net, excluding a second-quarter 2002 gain of $20 and a first-quarter 2003 charge of $10 included above in Charges/gains and acquisition-related amortization	26	11	(58)

Income before income taxes	$151	$154	$117

Semiconductor

•	Semiconductor revenue in the second quarter was $1927 million, up 3 percent sequentially as strength across a broad range of product areas offset a decline in wireless. Revenue was up 9 percent from the year-ago quarter due to strength across most product areas.

•	Gross profit for the second quarter was $743 million compared with $748 million in the prior period. Second-quarter gross profit was up from $703 million in the year-ago quarter due to higher revenue.

•	Gross profit margin of 38.6 percent in the quarter declined 1.4 percentage points sequentially. Much of the second quarter’s revenue growth came from newer products that are still ramping to mature manufacturing yields, and from commodity products that are affected by cyclical price pressure. Gross profit margin declined 1.2 percentage points compared with the year-ago quarter primarily due to lower royalties. Royalties declined from the year-ago quarter due to a $30 million catch-up royalty in the second quarter of 2002 from a new semiconductor cross-license agreement.

•	Semiconductor operating profit for the second quarter declined to $126 million, or 6.5 percent of revenue, compared with $147 million in the prior quarter and $132 million in the year-ago quarter due to higher operating expenses.

•	Analog revenue increased 5 percent sequentially primarily due to higher shipments of display drivers, broadband products and high-performance analog products. Analog revenue increased 4 percent from the year-ago quarter primarily due to growth in high-performance analog standard product shipments as well as strength in storage, display drivers and broadband. In the first half of 2003, about 40 percent of total Semiconductor revenue came from Analog.

•	DSP revenue was about even sequentially as growth in shipments for the digital consumer and broadband markets offset lower wireless revenue. DSP revenue grew 21 percent from the year-ago quarter due to higher shipments into the wireless, broadband and digital consumer markets. In the first half of 2003, about 30 percent of total Semiconductor revenue came from DSP.

•	TI’s remaining Semiconductor revenue increased 4 percent sequentially primarily due to higher shipments of standard logic products as well as growth in RISC microprocessors. Revenue from Digital Light Processing™ (DLP™) products, microcontrollers and royalties declined on a sequential basis due to lower shipments. Compared with the year-ago quarter, revenue increased 4 percent due to higher shipments of DLP products, RISC microprocessors and standard logic, while revenue from royalties and microcontrollers declined.

•	TI’s Semiconductor revenue in key markets was as follows:

•	Wireless revenue decreased 5 percent compared with the first quarter. In the second quarter, TI’s wireless customers experienced a slowdown in demand for handsets and excess inventory, particularly in Asia. Compared with the year-ago period, TI’s wireless revenue increased 16 percent primarily due to higher shipments of 2.5G products and OMAP™ applications processors. In the first half of 2003, about 30 percent of total Semiconductor revenue came from wireless.

•	Revenue from TI’s catalog products, composed of high-performance analog and catalog DSP, was up 6 percent sequentially and 14 percent from the year-ago quarter due to higher shipments. In the first half of 2003, about 15 percent of total Semiconductor revenue came from catalog products.

•	Broadband communications revenue, which includes DSL and cable modems, voice over packet (VoP) and wireless local area networks (WLANs), increased 44 percent sequentially and 84 percent from the year-ago quarter due to higher shipments. In the first half of 2003, about 5 percent of total Semiconductor revenue came from broadband communications.

•	Semiconductor orders were $1901 million, about even sequentially and compared with the year-ago quarter.

2Q Highlights

•	TI selected Richardson, Texas, as the site for its next 300-millimeter wafer fab. Groundbreaking is expected by the end of 2005.

•	TI demonstrated the world’s first DSP to reach the 1-gigahertz speed threshold, just weeks after introducing the world’s fastest commercially available DSP at 720 megahertz.

•	TI announced its entry into the standard CDMA wireless chipset market with technology developed jointly with STMicroelectronics and Nokia. cdma2000 1X chipsets are expected to begin sampling in the third quarter, and 1xEV-DV chipsets are expected to sample in 2004.

•	Motorola, Inc. said it will use TI’s OMAP application processors and 802.11 wireless networking solutions in its new Wi-Fi/cellular dual system phone.

•	TI introduced the industry’s first ADSL modem on a chip, a single-chip solution that increases TI’s system content while reducing overall system cost.

•	Concurrent with the IEEE Standards Board’s approval of the 802.11g standard, TI announced that it was shipping 802.11g and multi-mode 802.11 a/b/g solutions to customers worldwide.

Sensors & Controls

•	Sensors & Controls revenue was $261 million in the second quarter, up 3 percent sequentially and 4 percent compared with the year-ago quarter due about equally to higher shipments of sensor products and higher shipments of control products.

•	Gross profit was $98 million, or 37.6 percent of revenue, up from $90 million in the prior quarter and $84 million in the year-ago quarter. About $4 million of gross profit in the second quarter was due to a settlement of litigation. The gain in gross profit from the year-ago quarter was primarily due to manufacturing cost reductions.

•	Operating profit was $68 million, or 26.0 percent of revenue, up from $61 million in the prior quarter and $56 million in the year-ago quarter due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $156 million in the second quarter, up 104 percent sequentially due to the start of retail stocking of calculators ahead of the back-to-school season. Compared with the year-ago period, revenue was up 4 percent due to higher sales to U.S. retailers.

•	Gross profit was $89 million, or 57.0 percent of revenue, up 135 percent sequentially due to higher revenue and up 12 percent from the year-ago quarter primarily due to a combination of higher revenue and product cost reductions.

•	Operating profit was $58 million, or 37.1 percent of revenue, up from $15 million in the previous quarter and $49 million in the year-ago quarter due to higher gross profit.

Additional Financial Information

•	Depreciation was $356 million in the second quarter, compared with $346 million in the prior quarter and $390 million in the year-ago quarter.

•	At the end of the second quarter, the debt-to-total-capital ratio was 0.07, down from 0.09 at the end of the prior quarter.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This report includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, such statements in this report that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

• Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

• TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

• TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

• TI’s ability to compete in products and prices in an intensely competitive industry;

• TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

• Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

• Timely completion and successful integration of announced acquisitions;

• Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

• Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

• Availability of raw materials and critical manufacturing equipment;

• TI’s ability to recruit and retain skilled personnel;

• Fluctuations in the market value of TI’s investments and in interest rates; and

• Timely implementation of new manufacturing technologies and installation of manufacturing equipment.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this report are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and Analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

Digital Light Processing

DLP

OMAP

Other trademarks are the property of their respective owners.